EXHIBIT INDEX

(p)(5) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Value Fund and Royce & Associates, Inc.

(p)(6) Code of Ethics adopted under Rule 17j-1 by AXP Partners Value Fund and Lord Abbett

(q)(1) Directors' Power of Attorney to sign amendments to this Registration Statement, dated May 9, 2001

(q)(2) Officers' Power of Attorney to sign amendments to this Registration Statement, dated May 9, 2001